July 30, 2010

Alion Science and Technology Corporation
1750 Tysons Boulevard
Suite 1300
McLean, VA  22102

Re:           Validity of KSOP Interests and Common Stock

Ladies and Gentlemen:

We have acted as securities counsel for Alion Science and Technology Corporation, a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of an indeterminate amount of interests (the “KSOP Interests”) in The Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the “KSOP”) of the Company and of up to 1,900,000 shares of the common stock, par value $0.01 per share, (the “Shares”) of the Company.

We have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares have been duly and validly authorized, and when issued in accordance with the terms of the KSOP, will be validly issued, fully paid and non-assessable.

2.	The KSOP Interests have been duly and validly authorized, and when issued in accordance with the terms of the KSOP, will be validly issued and fully paid.

We are licensed to practice law in the District of Columbia.  The opinions expressed above are limited to the laws of the State of Delaware (including all applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws), and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP
BAKER & McKENZIE LLP